Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 15th, 2000 (the “Effective Date”) by and between UP Subsidiary Corporation (the “Company”) and Darlene Walley, Ph.D. (the “Executive”).

     WHEREAS, the Company desires to obtain the services of the Executive, and the Executive is willing to render such services to the Company, upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.     Employment. Upon the other terms and conditions hereinafter stated, the Company agrees to employ the Executive and the Executive agrees to accept employment by the Company for the term set forth in Section 2 hereof and in the position and with the duties and responsibilities set forth in Section 3 hereof. Executive warrants that she is under no restriction that would prevent her from entering into this Agreement and from complying with all of its provisions to their fullest extent.

     2.     Term. The employment of the Executive by the Company will commence on the Effective Date and end on the third anniversary of such date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 30 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

     3.     Position and Duties. The Executive shall serve as President, with such duties and responsibilities as are normally performed by the President of a medical foods company and as otherwise assigned by the Board of Directors from time to time that are not inconsistent with duties and responsibilities as are normally performed by the President. Executive shall report directly to Barry Kanarek, Ph.D. of United Therapeutics. The Executive shall at all times exert her best efforts and loyalty on behalf of the Company and shall devote full time and attention to such employment. The Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by the Company, including, without limitation, the United Therapeutics Corporation Company Manual, the United Therapeutics Corporation Securities Trades by Company Personnel Policy and the United Therapeutics Corporation Media and Analysts Policy.

     4.     Compensation and Related Matters.

               (a)     For services rendered under this Agreement, the Company shall pay to the Executive an annual base salary of Two Hundred Thousand Dollars ($200,000) (the

“Base Salary”), subject to increase, as determined by the Board of Directors of the Company, in its sole discretion, on or before any anniversary date of this Agreement, but such increase to be not less than 10% of Executive’s Base Salary per year. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

               (b)     The Executive shall be entitled to participate in any group life, disability and medical insurance or other benefit plan or arrangement available generally to the employees of the Company as determined by the Board of Directors.

               (c)     Executive shall be entitled to participate in United Therapeutics Corporation’s employee bonus plan.

               (d)     Executive shall also receive a cash bonus equal to 2% of CP sales based on revenues received by CP from invoiced sales less (i) credits, allowances, discounts and rebates to, and chargebacks from the account of, third parties for spoiled, damaged, obsolete, outdated, rejected or returned product and for retroactive price reductions in lieu of returned product; (ii) actual shipping and handling, freight and insurance costs incurred in transporting such product in final form to such third parties; (iii) cash, quantity, and trade discounts; (iv) sales, use, excise, value-added and other taxes or governmental charges incurred in connection with the sale, exportation or importation, transportation, or delivery of such product in final form; and (v) bad debts or uncollectible accounts. Such bonus amounts due shall be paid within 60 days after the end of each quarter.

               (e)     CP shall also lease an automobile for Executive’s use and pay related monthly insurance premiums in an amount not to exceed $1,000 per month.

               (f)     As an inducement to Executive to enter into this Agreement, within 30 days of signing this Agreement Executive shall be granted an option to purchase 60,000 shares of the common stock of United Therapeutics Corporation priced at the NASDAQ closing price on the date of the grant and vesting in one-third increments on each anniversary of this Agreement. Executive shall enter into a separate stock option agreement with United Therapeutics Corporation setting forth the terms of this option grant.

     5.     Expenses. The Executive shall be reimbursed by the Company for reasonable travel and other expenses, as approved from time to time by the Board of Directors, which are incurred and accounted for in accordance with the Company’s normal practices.

     6.     Vacation. The Executive shall be entitled to vacation at such time or times and for such period or periods as shall be mutually agreed upon by the Executive and the Board of Directors.

     7.     Termination of Employment.

               (a)     Termination Without Cause or With Good Reason. In the event that Executive is terminated by the Company without Cause or Executive voluntarily terminates her employment with the Company for Good Reason, and Executive signs and does not revoke a release of claims in the reasonable form provided to Executive by the Company (which will include a release by the Company of the Executive in reasonable form), then, Executive will be entitled to receive:

                         (i)     Earned and Unpaid Base Salary. All earned but unpaid Base Salary otherwise owed to the Executive under the terms of this Agreement through the date of termination, payable in a lump sum within thirty (30) days of the date of Executive’s termination.

                         (ii)     Base Salary. Executive shall receive severance pay in an amount equal to (A) twelve (12) months of Executive’s Base Salary (at the then current level), if such termination occurs during the first Employment Year hereunder, or (B) six (6) months of Executive’s Base Salary (at the then current level), if such termination occurs following the first Employment Year hereunder, in either case payable in a manner consistent with the Company’s then current payroll procedures, with appropriate tax withholding and deductions, and for so long as Executive is not in breach of her obligations under Section 10 below.

                         (iii)     Vacation Pay. Executive shall receive a payment equal to all accrued but unused vacation pay, as determined on the termination date, and such sum shall be payable in a lump sum within thirty (30) days of Executive’s termination.

               (b)     Voluntary Termination or Termination for Cause. In the event that Executive is terminated by the Company for “Cause,” or in the event that Executive voluntarily terminates her employment without Good Reason, then (i) all vesting of her options will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned which amounts shall be paid to Executive within thirty (30) days of such termination), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

               (c)     Death or Disability. Executive’s employment will automatically terminate upon her death. Upon Executive’s Disability (as defined herein), the Company may terminate Executive’s employment hereunder by written notice to Executive which termination shall be effective on the thirtieth (30th) day after such notice; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period. In the event of Executive’s death or Disability (as defined herein), the Executive or her estate, as applicable, shall be entitled to receive the payments and benefits set forth in Section 7(a)(i) above and all other unpaid amounts, if any, to which the Executive is entitled as of such date in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 4 hereof, at the time such payments are due. The Executive or her estate, as applicable, shall be permitted to exercise her options, to the extent vested as of the date of her termination, in accordance with the terms of the Executive’s stock option agreements. Executive’s options will cease to vest on the date of her termination due to death or Disability.

               (d)     Expenses. On termination of Executive’s employment hereunder for any reason, the Company shall reimburse the Executive for any reasonable expenses incurred by the Executive prior to the date of termination in accordance with Section 5 hereof, promptly following Executive’s compliance with the Company’s policies and terms described therein.

     8.     Definitions.

               (a)     Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the (A) failure of the Executive (other than for reasons described in Sections 7(c) hereof) to perform or observe any of the material terms or provisions of this Agreement; (B) negligent or unsatisfactory performance of the Executive’s duties under this Agreement and the failure of the Executive, within 10 days after receipt of notice from the Company setting forth in reasonable detail the nature of the Executive’s negligent or unsatisfactory performance, (i) to provide the Company with a reasonably satisfactory explanation of the Executive’s actions (or inaction) and (ii) to correct to the satisfaction of the Company any reasonably identified deficiencies; (C) employment- or profession-related misconduct on the part of the Executive; (D) conviction of the Executive of a crime involving a felony, fraud, embezzlement or the like; or (E) misappropriation of the Company funds or misuse of the Company’s assets by Executive.

               (b)     Disability. For purposes of this Agreement, “Disability” shall mean Executive’s mental or physical impairment that has prevented Executive from performing the responsibilities and duties of her position for three months or more in the aggregate during any six-month period. Any question as to the existence or extent of Executive’s disability shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board; provided, however, such selection must be reasonably acceptable to the Executive.

               (c)     Good Reason. For purposes of this Agreement, “Good Reason” means that the Executive voluntarily terminates employment with the Company after any of the following are undertaken without the Executive’s express written consent: (i) material breach of any provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty (30) days of receipt of written notice specifying in reasonable detail the nature of such material breach; (ii) any action by the Company that results in a material diminution of Executive’s position, authority, duties or responsibilities, which action shall not have been cured by the Company within thirty (30) days of receipt of written notice specifying in reasonable detail the nature of such material diminution of Executive’s position, authority, duties or responsibilities; or (iii) the requirement that Executive relocate more than fifty (50) miles from the current location of the Company’s principal executive offices.

     9.     Intellectual Property Rights. Because of the highly specialized and technical nature of the business of the Company and the nature and scope of Executive’s employment, Executive agrees that any and all rights, title, and interest, including but not limited to domestic and foreign patents, copyrights, trademarks and trade secrets, in and to all inventions, processes, computer programs, photographic, written or artistic works, or other forms of intellectual property (“Intellectual Property”) which employee makes, conceives, reduces to practice or develops, in whole or in part, during the term of this Agreement in the furtherance of the Company’s business and in connection with specific Company projects as defined in Paragraph 9 below (whether or not made during the hours of employment or with the use of Company’s materials, facilities or personnel, either solely or jointly with others), or after termination of employment if such Intellectual Property is based upon Confidential Information, shall be the sole and exclusive property of the Company, and its respective successors, licensees, and assigns. In full consideration of the compensation provided to Executive by the Company, Executive agrees to each and all of the following:

               (a)     Work Made for Hire. Executive acknowledges and agrees that all works of authorship created by Executive as an employee of the Company is a commissioned “work for hire” within the meaning of United States copyright law which will be owned solely and exclusively by the Company. If the work is determined not to be a “work for hire” or such doctrine is not effective, Executive hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to the work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In the event that Executive has any right in the work which cannot be assigned, Executive agrees to waive enforcement worldwide of such right against the Company, its distributors and licensees or, if necessary, exclusively license such right, worldwide to the Company with the right to sublicense. These rights are assignable by the Company. Executive has not and hereby does not transfer any Intellectual Property rights owned or held solely by Executive to the Company relating to periods prior to the date of this Agreement and retains all rights to same provided, however, that Executive acknowledges that Intellectual Property rights that she created as an employee of the Cooke Pharma prior to the date of this Agreement, and not otherwise previously assigned or transferred prior to the date of this Agreement pursuant to the attached schedule, are solely owned by the Company as a work made for hire.

               (b)     Original Work. Executive agrees that Executive will not include any copyrighted or patented material owned by a third party in any written, copyrightable or patentable material furnished or delivered by Executive under this Agreement without the unconditional written consent of the copyright or patent owner unless specific written approval of the Company for inclusions of such copyrighted or patented material is secured in advance. Executive also agrees that all work (or tangible expression of an idea) that Executive creates or contributes to the Company in the course of Executive’s employment hereunder will be created solely by Executive, will be original to Executive, and will be free of any third party claims or interests.

               (c)     Applications for Patent, Copyrights and Trademarks. Executive shall, if the Company so decides at its sole discretion and expense, apply for United States and foreign letters patent, copyrights, and/or trademarks, either in Executive’s name or as the Company in its sole discretion may direct. Executive hereby grants the Company the exclusive right, and appoints the Company as Executive’s attorney-in-fact, to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and Executive shall execute and deliver to the Company, without charge to the Company but at the Company’s expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of Executive’s inventorship, as may be necessary in the opinion of the Company to vest in the Company or any other party nominated by the Company, or otherwise to protect, the exclusive rights conveyed and/or granted to the Company pursuant to this Agreement. Executive’s duty to support the Company’s claim of rights in patents, copyrights, or trademarks claimed by the Company, and resulting from Executive’s service to the Company as its employee, shall continue for the life of any such patent, copyright or trademark.

               (d)     Assignment Except as otherwise may be agreed by the parties in a signed writing, Executive agrees to assign to the Company and its respective successors, licensees, and assigns, all of Executive’s rights, title and interests in and to the Intellectual Property governed by this Agreement and all rights, title, and interests in and to United States and foreign letters patent, copyrights, and trademarks resulting therefrom. Executive acknowledges this provision and understands fully its implications and meaning.

               (e)     Use. The Company and its respective successors, licensees, and assigns, shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement or created by Executive and covered by the terms of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

               (f)     Trade Secret Protection. In the event that the Company decides not to pursue patent, copyright or trademark protection for any discovery or creation made by Executive, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of the Company’s rights pursuant to this Agreement. At the Company’s expense, Executive shall also take whatever steps are necessary to sustain the Company’s claim to such trade secrets, including but not limited to: (a) maintaining the confidential nature of any such discoveries or creations; and (b) testifying and providing other support and substantiation for the Company’s claims with regard to the discovery or creation.

               (g)     Reports. With respect to discoveries made by Executive covered by the terms of this Agreement, Executive shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of Executive’s discovery. Executive shall notify the Company’s General Counsel of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to the Company. Any such discovery shall be reported to the Company’s General Counsel regardless of whether, in Executive’s opinion, a given discovery is of value to the Company, or is protectable under patent, copyright or the laws of any jurisdiction.

               (h)     Infringement Actions. In the event that the Company shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including any addition and/or modification of the aforementioned items of Confidential Information, Executive agrees to cooperate reasonably without charge to the Company, but at its request and expense, in defending against or prosecuting any such suit. This right shall be cumulative to any other rights of the Company hereunder.

     10.     Obligation of Confidentiality and Non-Competition. Executive agrees that Executive has a fiduciary duty to the Company and that Executive shall hold in confidence and shall not, except in the course of performing Executive’s employment obligations or pursuant to written authorization from the Company, at any time during or for three years after termination of Executive’s relationship with the Company knowingly (a) directly or indirectly reveal, report, publish, disclose or transfer the Confidential Information or any part thereof to any person or entity; (b) use any of the Confidential Information or any part thereof for any purpose other than for the benefit of the Company; (c) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof or (d) solicit (on Executive’s behalf or on behalf of any third party) any employee of the Company for the purpose of providing services or products which Executive is prohibited from providing hereunder.

     Furthermore, Executive agrees that all Confidential Information, as defined below, shall belong exclusively and without any additional compensation to the Company. For the purposes of this Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company or designated as confidential either orally or in writing by the Company; and (b) any information not generally known by non- Company personnel; and (c) any information which Executive should know the Company would not care to have revealed to others or used in competition with the Company; and (d) any information which Executive made or makes, conceived or conceives, developed or develops or obtained or obtains knowledge or access through or as a result of Executive’s relationship with the Company (including information received, originated, discovered or developed in whole or in part by Executive) from the initial date of Executive’s employment with the Company.

     Furthermore, Executive agrees not to accept employment, consultancy or other business relationships with a business which directly competes with the Company’s then existing or planned business for twelve months following Executive’s last receipt of compensation from the Company. For the purpose of this paragraph, the Company’s business as of the date of this Agreement shall be defined as medical foods development and marketing. The parties acknowledge that the Company’s business after the date of this Agreement may evolve into other or additional areas and activities. Executive and Company agree that the terms of this Section 11 relating to non-competition are reasonable in scope and length and are necessary for the protection of the Company. In the event that a court finds the scope of this provision to be unreasonably broad or if the length of time of this provision is found to be unreasonably long, an arbitrator or court, as applicable, shall narrow the scope or shorten the length of time to the extent required to render the provision reasonable and enforceable and shall enforce the provision as so narrowed.

     While employed by the Company and for a period of twelve months after the cessation of employment for any reason, Executive shall not induce or attempt to influence, either directly or indirectly any other employee or contractor of the Company to terminate his or her employment or relationship with the Company or to work for Executive or any other person or entity.

     11.     Miscellaneous.

               (a)     Entire Agreement. This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof, and this Agreement supersedes all prior understandings and agreements, whether oral or written, relating to the employment of the Executive by the Company.

               (b)     Assignment. This Agreement shall not be assignable or otherwise transferable by either party hereto, but any amounts owing to Executive upon the Executive’s death shall inure to the benefit of the Executive’s heirs, legatees, legal representatives, executor or administrator. Notwithstanding the foregoing, this Agreement applies with the prior written consent of the Executive, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any such respective heirs, legatees, executors, administrators, representatives, successors and assigns.

               (c)     Notices. All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to the Executive:	Darlene Walley
128 Vicente Road
Berkeley, CA 94705
If to the Company:
UP Subsidiary Corporation
c/o United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910
Attn: CEO
With a copy to:
Paul A. Mahon, Esq.

United Therapeutics Corporation
1110 Spring Street
Silver Spring, Maryland 20910

               (d)     Amendment; Waiver. This Agreement shall not be amended, altered, modified or discharged except by an instrument in writing duly executed by the Executive and the Company. Neither the waiver by the parties hereto of a breach of, or default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any such provisions, rights or privileges hereunder.

               (e)     Severability. The invalidity or unenforceabilty of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

               (f)     Applicable Law. This Agreement and the rights and obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the choice-of-laws rules thereunder.

               (g)     Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8 7, 9, 10 and 11 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth.

               (h)     Execution. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

UP Subsidiary Corporation

/s/ Darlene Walley Darlene Walley, Ph.D.	/s/ Barry Kanarek By: Barry B. Kanarek, Ph.D.